Form 10-K Appendix

AHMED ASSOCIATES CPA P.C.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder(s) of
Landbay Inc.
Flushing, NY

I hereby consent to the inclusion of our Auditor's Report, dated June 30, 2018, on the financial statements of Landbay Inc. for the period from April 01, 2017 to March 31, 2018 in the Company's Report on Form 10-K. We also consent to the application of such report to the financial information in the Report on Form 10-K, when such financial information is read in conjunction with the financial statements referred to in my report.

/s/Rizwan Ahmed
Rizwan Ahmed

New Hyde Park, New York
June 30, 2018